Exhibit 99.1

Watsco Reports its Best-Ever Quarter for

Sales, Income and Cash Flow

2nd Quarter EPS of $1.08; Expanded Operating Margins;

Strong HVAC Replacement Equipment Growth

COCONUT GROVE, Florida — (BUSINESS WIRE), July 22, 2010 — Watsco, Inc. (NYSE:WSO) today reported record results for the second quarter and for the six months ended June 30, 2010.

The results include Carrier Enterprise, a joint venture formed on July 1, 2009 with Carrier Corporation, which added 95 locations to the Watsco network. Watsco owns 60% of Carrier Enterprise and Carrier owns 40%. Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 506 locations serving over 50,000 customers in 36 states, Puerto Rico, Latin America and the Caribbean. Watsco’s pro forma revenues for 2009 were $2.6 billion.

Second Quarter Results

Earnings per share increased 93% to a record $1.08 per diluted share on record net income of $35 million, compared to $0.56 per diluted share on net income of $16 million in 2009.

Revenues increased 114% to a record $865 million, including $400 million of sales added by Carrier Enterprise. Same-store sales increased 14%, reflecting 25% growth in air conditioning and heating (HVAC) equipment (53% of sales), a 3% increase in other HVAC products (34% of sales) and a 5% increase in refrigeration products (13% of sales). Sales of HVAC equipment reflect a combination of strong growth in unit sales and an improving sales mix of higher-efficiency replacement air conditioning and heating systems.

Gross profit increased 99% to a record $201 million and gross profit margin was 23.3% versus 24.9%, reflecting lower selling margins for Carrier Enterprise. On a same-store basis, gross profit increased 12% to $113 million and gross profit margin declined 30 basis-points to 24.7%, reflecting the movement in sales mix toward HVAC equipment, which generates lower gross margin than non-equipment products.

Operating income increased 170% to a record $71 million with operating margins expanding 170 basis-points to 8.2%. Same-store operating income increased 45% to $38 million with a 180 basis-point increase in operating margin to 8.4%. Selling, general and administrative (SG&A) expenses increased 74% to $130 million. As a percentage of sales, SG&A were a record low of 15.1% versus 18.4% a year ago. Excluding new locations, SG&A was flat for the quarter and as a percentage of sales, improved 210 basis-points to 16.3%.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer, stated: “Put simply, this is our best quarter ever. Watsco delivered strong sales and earnings growth, generated substantially higher margins and produced a record amount of cash flow. Sales of higher-efficiency HVAC systems grew 64% during the quarter, enhancing sales mix and demonstrating the attractiveness and value of these products.”

Revenues of the new Carrier Enterprise locations increased 19% on a pro forma basis in comparison to last year to $400 million. Operating income more than doubled to $32 million in 2010 versus pro forma operating income of $16 million in 2009. Operating margins improved 340 basis-points to 8.0%, reflecting sales growth, higher gross profit margin and lower SG&A expenses as a percentage of sales. Results of Carrier Enterprise added approximately 27 cents to diluted earnings per share during the quarter.

Mr. Nahmad added: “Looking ahead, we believe there are several fundamentals that can drive Watsco’s growth. First, we expect the movement toward higher-efficiency and environmentally sensitive HVAC systems to continue as conservation efforts, consumer awareness and the regulatory landscape intensify and become more relevant over time. Also, recent industry studies indicate there is pent-up demand for replacement HVAC systems that should unwind over the next several years as the economy strengthens and replacement activity returns to its historical pattern. Additionally, home construction remains near an all-time low and restoration of building activity will add revenue. Sales of commercial products have turned positive and are expected to recover further as capital spending improves. Lastly, we will continue to build our network through the acquisition of great businesses using our proven buy-and-build philosophy.”

First Half 2010 Results

Earnings per share for 2010 increased 131% to $1.20 per diluted share on net income of $39 million, compared to $0.52 per diluted share on net income of $15 million in 2009.

Revenues increased 97% to $1.4 billion and include $625 million of sales added by Carrier Enterprise. Same-store sales increased 7%, reflecting 17% growth in sales of air conditioning and heating (HVAC) equipment (50% of sales), a 3% decline in other HVAC products (37% of sales) and a 3% increase in the sale of refrigeration products (13% of sales).

Gross profit increased 85% to $324 million and gross profit margin was 23.5% versus 25.2%, reflecting the impact of lower selling margins for Carrier Enterprise. Same-store gross profit was $186 million, an increase of 7%, and same-store gross profit margin improved 10 basis-points to 25.3%.

Operating income was $80 million with operating margins expanding 220 basis-points to 5.8%. Same-store operating income increased 70% to $43 million with operating margins improving 220 basis-points to 5.8%. Selling, general and administrative (SG&A) expenses increased 62% to $244 million and as a percentage of sales were 17.7% versus 21.6% a year ago. Excluding new locations, SG&A declined 5% and as a percentage of sales, improved 220 basis-points to 19.4%.

Revenues of the new Carrier Enterprise locations increased 12% on a pro forma basis in comparison to last year to $625 million. Operating income increased 215% to $36 million in 2010 versus pro forma operating income of $12 million in 2009. Operating margins improved 370 basis-points to 5.8%, reflecting sales growth, higher gross profit margin and lower SG&A expenses as a percentage of sales. Results of Carrier Enterprise added approximately 30 cents to diluted earnings per share for the six-month period ended June 30, 2010.

A summary of unaudited pro forma financial information combining Watsco’s results of operations with the results of Carrier Enterprise as if the joint venture had been formed on January 1, 2009 is attached.

Cash Flow and Dividends

During the first half of 2010, Watsco generated a record $57 million of operating cash flow. Cash and cash equivalents were $88 million, borrowings were $20 million at June 30, 2010 and the Company’s debt-to-total-capitalization stands at 3%.

Dividends paid during the six-month period increased 22% to $32 million compared to 2009. Watsco has paid dividends every quarter for over 30 years, and has paid increasing annual dividends since 2001. The current annual dividend rate is $2.08 per share.

Mr. Nahmad added, “Watsco produced record cash flow and our balance sheet remains in pristine condition. We are delighted shareholders continue to meaningfully participate through increasing dividends. Since 2000, our cumulative operating cash flow has been approximately $750 million compared to net earnings of approximately $500 million, surpassing by far our stated goal of generating cash flow greater than net income. We continue to seek substantial additional investments to grow our network and extend the strength of our company.”

Conference Call

Watsco is hosting a conference call to discuss its second quarter earnings results and outlook for the remainder of 2010 today at 10:00 a.m. (EDT). The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the web-cast, you may listen via telephone. The dial-in number is (866) 740-9405. Please call five to ten minutes prior to the scheduled start time as the number of telephone connections is limited.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 506 locations serving over 50,000 customers in 36 states, Puerto Rico, Latin America and the Caribbean. According to the U.S. Department of Energy, heating and cooling account for about 56% of the energy use in a typical U.S. home. The products we distribute can dramatically increase the efficiency of a home’s HVAC system, saving homeowners money on their energy expenses and significantly reducing the emissions of greenhouse gases. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of pro forma financial information and same-store sales. The pro forma financial information represents the combination of our results with the results of Carrier Enterprise as if the joint venture had been consummated on January 1, 2009. Information referring to “same-store basis” excludes the effects of locations acquired, locations opened in new markets and locations closed during the prior 12 months. The Company believes that this pro forma financial information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP). These pro forma measures are unlikely to be comparable to pro forma financial information provided by other companies.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$864,805	$404,971	$1,374,560	$696,314
Cost of sales	663,736	303,986	1,050,887	521,095

Gross profit	201,069	100,985	323,673	175,219
Gross profit margin	23.3%	24.9%	23.5%	25.2%

SG&A expenses	130,150	74,691	243,889	150,487

Operating income	70,919	26,294	79,784	24,732
Operating margin	8.2%	6.5%	5.8%	3.6%

Interest expense, net	894	344	1,791	672

Income before income taxes	70,025	25,950	77,993	24,060
Income taxes	(21,818)	(9,668)	(24,311)	(8,950)

Net income	48,207	16,282	53,682	15,110
Less: net income attributable to noncontrolling interest	(13,162)	—	(14,804)	—

Net income attributable to Watsco, Inc.	$35,045	$16,282	$38,878	$15,110

Basic earnings per share:
Net income attributable to Watsco, Inc. shareholders	$35,045	$16,282	$38,878	$15,110
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	2,100	992	2,342	944

Earnings allocated to Watsco, Inc. shareholders	$32,945	$15,290	$36,536	$14,166

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$35,045	$16,282	$38,878	$15,110
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	2,097	990	2,341	953

Earnings allocated to Watsco, Inc. shareholders	$32,948	$15,292	$36,537	$14,157

Earnings per share for Common and Class B common stock:

Basic	$1.08	$0.57	$1.20	$0.53

Diluted	$1.08	$0.56	$1.20	$0.52

Weighted-average Common and Class B common shares and equivalent shares used to calculate earnings per share:

Basic	30,461	26,877	30,414	26,776

Diluted	30,570	27,250	30,537	27,157

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2010	December 31, 2009
	(Unaudited)

Cash and cash equivalents	$87,757	$58,093
Accounts receivable, net	385,532	266,284
Inventories	522,545	410,078
Other	20,235	20,843

Total current assets	1,016,069	755,298

Property and equipment, net	31,361	33,118
Goodwill, intangibles and other	370,138	372,197

Total assets	$1,417,568	$1,160,613

Accounts payable and accrued expenses	$448,272	$223,775
Current portion of long-term obligations	153	151

Total current liabilities	448,425	223,926

Borrowings under revolving credit agreements	20,000	12,763
Deferred income taxes and other liabilities	29,311	29,116

Total liabilities	497,736	265,805

Watsco, Inc. shareholders’ equity	751,361	738,026
Noncontrolling interest	168,471	156,782

Total shareholders’ equity	919,832	894,808

Total liabilities and shareholders’ equity	$1,417,568	$1,160,613

WATSCO, INC.

Supplemental Data

Pro Forma Financial Information

(Unaudited)

This unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma financial information from the beginning of the periods presented until the acquisition date includes adjustments to record income taxes related to our portion of Carrier Enterprise’s income, bank fees paid to amend our existing $300 million revolving credit agreement entered into upon the consummation of the joint venture, bank fees paid by Carrier Enterprise to enter into a separate secured three-year $75 million revolving credit agreement and amortization related to identified intangible assets with finite lives and does not include adjustments to remove certain corporate expenses of Carrier Enterprise, which may not be incurred in future periods, adjustments for depreciation, or synergies (primarily related to improved gross profit and lower general and administrative expenses) that may be realized subsequent to the acquisition date. The unaudited pro forma financial information may not necessarily reflect our future results of operations or what the results of operations would have been had we owned and operated Carrier Enterprise as of the beginning of the periods presented.

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$864,805	$740,189	$1,374,560	$1,256,818
Gross profit	201,069	166,354	323,673	284,443
Gross profit margin	23.3%	22.5%	23.5%	22.6%
Operating income	70,919	41,819	79,784	36,244
Operating margin	8.2%	5.6%	5.8%	2.9%
Income before income taxes	70,025	41,023	77,993	34,666
Net income	48,207	27,947	53,682	23,349
Less: net income attributable to noncontrolling interest	(13,162)	(6,600)	(14,804)	(5,084)

Net income attributable to Watsco, Inc.	$35,045	$21,347	$38,878	$18,265

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$35,045	$21,347	$38,878	$18,265
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	2,097	1,177	2,341	1,649

Earnings allocated to Watsco, Inc. shareholders	$32,948	$20,170	$36,537	$16,616

Diluted earnings per share for Common and Class B common stock	$1.08	$0.67	$1.20	$0.55

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share:	30,570	30,331	30,537	30,237

Additional unaudited pro forma selected quarterly financial data solely for the 95 locations contributed by Carrier to the joint venture:

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$399,593	$335,218	$625,412	$560,504
Operating income	$32,010	$15,525	$36,224	$11,512